Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of Banco Santander, S.A. of our report dated February 27, 2026, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in reportable segments discussed in Note 52, and the change in the manner in which the company presents certain items in the consolidated income statements discussed in Note 1, as to which the date is April 1, 2026, relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Banco Santander, S.A.’s on Form 6-K dated April 1, 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Auditores, S.L.

Madrid, Spain

April 20, 2026